Exhibit 10.1

VOTING SUPPORT AND TRANSFER RESTRICTION AGREEMENT

VOTING SUPPORT AND TRANSFER RESTRICTION AGREEMENT (this “Agreement”), dated April 10, 2017, by and among Century Communities, Inc., a Delaware corporation (“Parent”), Casa Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), PICO Holdings, Inc., a California corporation (“PICO”), for the purpose of Sections 1(g) and 6(m) hereof only, UCP, Inc., a Delaware corporation (the “Company”), and for the purpose of Section 1(g) hereof only, UCP, LLC, a Delaware limited liability company.

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub, and the Company, are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), providing for the Merger and the other Transactions upon the terms and subject to the conditions prescribed in the Merger Agreement;

WHEREAS, all capitalized terms used but not defined in this Agreement have the respective meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, PICO is the beneficial owner and holder of record of 100 shares of Class B Stock, representing approximately 57% of the aggregate voting power attributable to all outstanding shares of Company Capital Stock (such shares, together with all other shares of Company Capital Stock acquired by PICO and its Affiliates from and after the date hereof, being collectively referred to herein as the “PICO Shares”); and

WHEREAS, as a material inducement and condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that PICO enter into this Agreement and, in order to satisfy such condition and induce Parent and Merger Sub to enter into the Merger Agreement, PICO desires and has agreed to enter into this Agreement.

WHEREAS, the Company Board, After Consultation, having determined and resolved in good faith that the Merger Agreement is advisable, fair to and in the best interest of the Company and its stockholders and having approved the Merger Agreement, has approved this Agreement and the transactions contemplated hereby for all purposes of Article XII of the Company Charter and has taken all other action necessary to render inapplicable to Parent, Merger Sub, PICO, and this Agreement (and the transactions contemplated hereby), any Anti-Takeover Law.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Agreements of PICO.

(a)    Voting. From the date hereof until the termination of this Agreement in accordance with its terms, at each and every meeting of the Company’s stockholders, however called and convened (including each meeting convened or reconvened pursuant to any previous adjournment, recess or postponement thereof), and in connection with any action taken and effected by the written consent of the Company’s stockholders (in lieu of any such meeting of the Company’s stockholders in accordance with the Section 228 of the DGCL and/or the Company Charter), PICO hereby agrees (i) to appear and be present at all meetings of the Company’s stockholders and otherwise cause all of the PICO Shares to be counted for purposes of determining a quorum, and (ii) to (A) affirmatively vote and cause to be voted all PICO Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent in favor of (“for”), the adoption of the Merger Agreement by the Company’s stockholders and approval of the

Merger and the other Transactions, and (B) vote and cause to be voted all PICO Shares against, and not provide any written consent with respect to or for, the adoption or approval of (1) any Company Takeover Proposal (and the transactions contemplated thereby), (2) any action or agreement (including, without limitation, any amendment of any agreement to which the Company or any Company Subsidiary is a party or to which any assets or properties of the Company or any Company Subsidiary is subject or bound) that PICO knows, or would reasonably be expected to know, would result in (x) a breach or violation of, or non-compliance with, any representation, warranty, covenant, agreement or other obligation of the Company or any Company Subsidiary or Affiliate of the Company set forth in the Merger Agreement, or (y) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other Transactions set forth in Sections 7.01 and 7.02 of the Merger Agreement, (3) any change in the size, term in office, or composition of the Board of Directors of the Company, and (4) any agreement (including, without limitation, any amendment, waiver, release from, or non-enforcement of any agreement), any amendment or restatement of the Company Charter or the Company By-laws, or any other action (or failure to act) that is intended or would reasonably be expected to prevent, interfere with, or materially impair or delay, the consummation of the Merger or any of the other Transactions in accordance with their terms. PICO shall not enter into or propose to enter into any agreement, plan, commitment or understanding with any Person the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 1(a).

(b)    Grant of Irrevocable Proxy in the Case of PICO Default. As security for and in furtherance of the agreements contained in Section 1(a) hereof, and subject to each of the third sentence and the last sentence of this Section 1(b), PICO hereby irrevocably grants to, constitutes and appoints Parent and each of the executive officers of Parent, in their respective capacities as executive officers of Parent, as the case may be, and any individual who hereafter shall succeed to any such executive office of Parent, and each of them individually, as PICO’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of PICO, to vote all the PICO Shares that are owned beneficially and/or held of record by PICO and its Affiliates on the date hereof and, from time to time, with full and unconditional authority to grant or withhold a consent or approval in respect of such PICO Shares and to execute and deliver a proxy (or proxies) to vote such PICO Shares (this “Proxy”) at each meeting of the holders of Company Capital Stock convened in respect of the matters set forth in Section 1(a) hereof. This Proxy shall be deemed to be a proxy coupled with an interest, is (subject to the last sentence of this Section 1(b)) irrevocable, and shall not be terminated by operation of Law or upon the occurrence of any other event. This Proxy shall become immediately exercisable by Parent, and the proxies and attorneys-in-fact named and appointed herein, if (and only if) and to the extent that PICO shall have failed, in any respect, after 24 hours prior written notice from Parent to PICO, to comply with any of its voting and other obligations set forth in Section 1(a) hereof (with Parent’s good faith determination of any such failure by PICO to so comply being conclusive, final and binding). PICO represents and warrants to Parent that any and all proxies heretofore given in respect of the PICO Shares are not irrevocable and that all such proxies (if any) have been properly revoked or are no longer in effect as of the date hereof. PICO hereby affirms that this Proxy is hereby given by PICO in connection with, and in consideration of and as a material inducement to, Parent entering into this Agreement and the Merger Agreement and that this Proxy is hereby given to secure the obligations of PICO under Section 1(a) hereof. Parent covenants and agrees with PICO that Parent will exercise the Proxy, if applicable, solely with respect to the matters set forth in Section 1(a) hereof. During the term of this Agreement, PICO shall not take any action that would render invalid the exercise of the Proxy in accordance with its terms by Parent and the proxies and attorneys-in-fact named herein. Notwithstanding any of the foregoing, this Proxy shall terminate automatically, without any action required by PICO, Parent or otherwise, simultaneously upon the termination of this Agreement in accordance with Section 5 hereof.

(c)    Other Voting Matters. PICO shall retain at all times the right to vote all PICO Shares in its sole discretion and without any other limitation on such matters, other than those matters set forth in Section 1(a) hereof that are at any time, or from time to time, presented for consideration to the Company’s stockholders generally.

(d)    Appraisal Rights. PICO hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, in respect of any shares of Company Capital Stock it beneficially owns and/or holds of record, any appraisal, dissenter’s or similar rights under Section 262 or other applicable Law in connection with the Merger and the other Transactions.

(e)    Restriction on Transfer; Proxies; Non-Interference; etc. Except as expressly contemplated by this Agreement or the Merger Agreement, from the date hereof until the termination of this Agreement in accordance with its terms, PICO shall not, directly or indirectly, whether in a single transaction or series of transactions, (i) sell, transfer (including by operation of Law), gift, pledge, hypothecate, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as hereinafter defined)), or enter into any contract, agreement, plan, commitment, arrangement, or understanding with respect to the sale, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition (including, without limitation, any Constructive Disposition) of, any PICO Shares (or any right, title or interest thereto or therein) (each of the foregoing transactions referred to in this clause (i) of this Section 1(e) being hereafter referred to as, a “Transfer”), (ii) deposit any PICO Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any PICO Shares, (iii) take any action that would make any representation or warranty of PICO set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling or delaying PICO from performing any of its obligations under this Agreement, or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(e).

As used herein, the term “Constructive Disposition” means, with respect to any PICO Shares, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership.

(f)    Exchange of PICO Membership Interests. Prior to the Effective Time, PICO shall affirmatively exercise its right to exchange and shall exchange the PICO Membership Interests for shares of Company Common Stock upon the terms and subject to the conditions of the Exchange Agreement (the “Exchange”), whereby the Exchange shall have become effective and irrevocable subject to and contingent upon the occurrence of the Effective Time, and, from and after consummation of the Exchange (and the transactions contemplated thereby), all issued and outstanding membership interests and other voting and economic interests in and to UCP, LLC shall be wholly owned by the Company.

(g)    Termination of Related Party Agreements. Each of PICO, the Company, and UCP, LLC, as applicable, hereby irrevocably terminate, effective as of the Effective Time, the following agreements (without any payments or other obligations due or owing from, or any cost or expense to, the Company, Parent, Merger Sub or the Surviving Corporation), in each case subject to and contingent upon the occurrence of the Effective Time: (i) the Exchange Agreement, (ii) the Tax Receivable Agreement, dated as of July 23, 2013, by and among the Company, UCP, LLC, and PICO, (iii) the Transition Services Agreement, dated as of July 23, 2013, by and between PICO and the Company, and (iv) the Registration Rights Agreement, dated July 23, 2013, by and between the Company and PICO.

(h)    No Solicitation; Obligations to Inform Parent. Solely in its capacity as a beneficial owner and holder of record of Company Common Stock and subject in all events to

Section 6(b), from the date hereof until the termination of this Agreement in accordance with its terms, PICO (i) shall terminate all soliciting activities, discussions and negotiations with any Person (other than the Company, Parent, Merger Sub or their respective Representatives) regarding any proposal, expression of interest, request for information, or other communication that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; (ii) shall not, and shall cause its controlled Affiliates and each of its and its controlled Affiliates’ Representatives not to, directly or indirectly, (A) propose, make, submit or announce a Company Takeover Proposal, (B) solicit, initiate, or knowingly encourage or facilitate (including by means of furnishing any information or responding to any communication), any inquiries or the making, announcement or submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (C) enter into any agreement (whether binding, non-binding, conditional or otherwise) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement), (D) knowingly cooperate with, assist, or participate in any effort by, any Person (or any Representative of a Person) that has made, is seeking to make, has informed the Company or PICO of any intention to make, or has publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, or (E) otherwise knowingly facilitate a Company Takeover Proposal; (iii) shall promptly (and in any case within one Business Day) notify Parent or its Representatives in writing of its receipt of any Company Takeover Proposal or any inquiry constituting, with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal or inquiry, and the material terms of any such Company Takeover Proposal or inquiry, and (iv) shall keep Parent informed on a prompt and current basis of the status of any such Company Takeover Proposal or inquiry received by PICO (including the content and status of all material discussions and communications in respect thereof and any change or proposed change to the terms thereof); provided, however, that none of the foregoing restrictions shall prohibit PICO from taking any action that is concurrently taken by the Company and the Company Board pursuant to Section 5.02(c) of the Merger Agreement under the circumstances in which the Company is permitted to take such actions pursuant to Section 5.02(c) of the Merger Agreement.

(i)    Publication. PICO consents to the publication and disclosure in the Proxy Statement and S-4 Registration Statement of PICO’s identity and ownership of PICO Shares and the nature of PICO’s commitments, arrangements and understandings under this Agreement. Parent agrees to provide PICO reasonable advance opportunity to review and comment on such disclosure in the S-4 Registration Statement and will reasonably consider any such comments provided by PICO. PICO shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except for filings required under the Exchange Act or as may be required by applicable Law.

(j)    Restrictions on Transfer of Parent Common Stock Received in the Merger. For the 60-day period immediately following the Effective Time, none of PICO or its Affiliates shall, without Parent’s prior written consent (which may be withheld by Parent in its sole discretion), Transfer (including any Constructive Disposition) any shares of Parent Common Stock that PICO receives in the Merger (or any right, title or interest therein or thereto), and after such initial 60-day period until the 210th day following the Effective Time, PICO shall not, in any of the next three 50-day periods, agree to or consummate any Transfer (including any Constructive Disposition) in respect of its and/or its Affiliates shares of Parent Common Stock if such Transfer relates to more than 5% of the aggregate then-outstanding shares of Parent Common Stock during any such 50-day period. From and after the 210th day following the Effective Time, PICO and its Affiliates will not be restricted in respect of any Transfer of Parent Common Stock held by it.

(k)    Restriction on Beneficial Ownership of Parent Common Stock; Voting of Parent Common Stock on Certain Matters. PICO confirms and acknowledges that it is a party to the standstill letter agreement, dated October 16, 2015, as amended by the Amendment No. 1 to October 2015

Standstill Agreement, dated March 14, 2017, each among Parent, the Company and PICO (as amended, the “Standstill Agreement”), and agrees to continue to observe and comply with all the terms and provisions of the Standstill Agreement until the earlier of (i) 18 months following the date hereof, and (ii) such time as PICO no longer beneficially owns or holds of record any shares of Parent Common Stock (the date of such earlier event, the “Fallaway Date”). PICO and Parent, concurrently with the execution of this Agreement, have entered into an amendment to the Standstill Agreement to reflect the provisions of this Section 1(k). Without limiting the generality of the foregoing sentence of this Section 1(k) and without limiting anything contained in the Standstill Agreement as amended on the date hereof, until the Fallaway Date, PICO shall, and shall cause its controlled Affiliates to, affirmatively vote and cause to be voted all shares of Parent Common Stock it (or any of its controlled Affiliates), directly or indirectly, so owns, holds or controls at each and every meeting of Parent’s stockholders, however called or convened (including each meeting convened or reconvened pursuant to any previous adjournment, recess or postponement thereof), and to furnish a written consent in the case of any action taken or effected by written consent of Parent’s stockholders (in lieu of any such meeting of Parent’s stockholders in accordance with Section 228 of the DGCL or the Parent Charter), in each case in favor of (“for”) all proposals made, proposed and recommended by the Parent Board (including, without limitation, the election of Parent’s directors and any other business submitted to Parent’s stockholders for their consideration and vote or written consent); provided, however, that nothing herein shall require PICO (or any of its controlled Affiliates) to vote in favor of any proposal made, proposed or recommended by the Parent Board with respect to any merger, business combination, acquisition of material assets, businesses or securities, or other similar extraordinary corporate transaction involving Parent so long as PICO otherwise complies with and observes in all respects the provisions of the Standstill Agreement as amended on the date hereof.

(l)    Further Assurances. From time to time, at the request of Parent and without further consideration, prior to the termination of this Agreement, PICO shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably required to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

2.    Post-Effective Time Covenants of Parent.

(a)    Reasonable Post-Effective Time Access. Parent agrees for a period of 12 months following the Effective Time, upon the reasonable request of PICO, from time to time, during such period, to reasonably cooperate, and to cause the Surviving Corporation to reasonably cooperate, with PICO and its internal accounting personnel and external auditor, at PICO’s sole expense, with respect to the preparation of PICO’s statements of results of operations, cash flows and financial condition (and any review and attestation thereof by PICO’s external auditor) for PICO’s fiscal year ending December 31, 2017 and for any of PICO’s quarterly fiscal periods from and after the Effective Time through December 31, 2017, and further to enable the appropriate executive officers of PICO to certify that during such periods appropriate internal controls and disclosure controls were maintained by the Company. To facilitate the foregoing, Parent agrees to provide PICO’s internal accounting personnel and external auditor reasonable access during regular business hours to relevant financial and other information relating to the Company for the aforementioned periods, and access to accounting personnel of the Surviving Corporation having knowledge of such financial and other information.

(b)    Reasonable Non-Monetary Cooperation with Share Disposition. For a period of 12 months following the Effective Time, in the event PICO seeks to Transfer any shares of Parent Common Stock that PICO receives in the Merger (such shares, “PICO’s Parent Shares”) in a marketed offering, “block trade,” or other transaction not involving the sale of such shares in the ordinary course on the open market (subject in each case to any applicable restrictions on transfer set forth in Section 1(j)

hereof), upon the reasonable request of PICO, from time to time, during such 12-month period, Parent shall reasonably cooperate, and shall cause the Surviving Corporation to reasonably cooperate, with PICO by making available to PICO the executive officers of Parent to participate in any “road show” presentations or similar investor meetings held in connection with any such Transfer or attempted Transfer by PICO; provided, however, that the provisions of this Section 2(b) are not to intended, and shall not create any obligation on the part of Parent, the Surviving Corporation, or the Company, to (i) pay, or reimburse PICO, for any fees, costs or other expenses incurred or to be incurred by PICO in respect of any Transfer or attempted Transfer by PICO of any of PICO’s Parent Shares (including, without limitation, the fees, costs and expenses of any placement agents, underwriters or brokers engaged by PICO to conduct any marketed offering, “block trade,” or other transaction not involving an open market Transfer or attempted Transfer by PICO of PICO’s Parent Shares), or (ii) prepare any confidential or other information or placement memoranda.

(c)    Tax Obligations. Following the Effective Time, Parent shall cause the Surviving Corporation, in its capacity as the Managing Member of UCP, LLC, to continue to comply with, or cause UCP, LLC to continue to comply with, UCP, LLC’s obligations under Sections 5.6(b)(ii), 6.6, 6.7 and 6.8 of the Second Amended and Restated Limited Liability Company Operating Agreement of UCP, LLC dated July 23, 2013 (the “Operating Agreement”), with respect to taxable periods ending on or prior to the Effective Time; provided, however, that no payment of any interest shall be made with respect to any Tax Distribution. Such obligations shall include, without limitation, (i) promptly following the Effective Time, making any Tax Distributions (as defined in the Operating Agreement) to PICO that remain outstanding or are due for completed 2016 and 2017 quarterly periods ended prior to the Effective Time, (ii) following the filing by UCP, LLC of its annual federal income tax return for the year ended December 31, 2016, making an additional Tax Distribution to PICO in an amount equal to PICO’s True-Up Amount (as defined in the Operating Agreement) for such year, if such True-Up Amount is negative, (iii) at least 10 days prior to the due date (without extensions) for PICO of its estimated tax for the partial quarter ending on the date of the Effective Time, determining and making a Tax Distribution to PICO for such partial quarter, (iv) following the filing by UCP, LLC of its federal income tax return for the partial year ending on the date of the Effective Time, making an additional Tax Distribution to PICO in an amount equal to PICO‘s True-Up Amount (as defined in the Operating Agreement) for such partial year, if such True-Up Amount is negative, (v) delivering to PICO draft Schedule K-1s and the draft federal income tax return of UCP, LLC for the tax year of UCP, LLC ending on the date of the Effective Time in accordance with the 30-day timelines in Section 6.6(b) of the Operating Agreement, and (vi) without the prior written consent of PICO, which consent shall not be unreasonably withheld or delayed, taking any of the following actions in respect of a taxable period of UCP, LLC ending on or prior to the date of the Effective Time: (x) filing a federal partnership income tax return of UCP, LLC or Schedule K-1s, (y) agreeing to any extension, filing any petition or complaint, filing a request for administrative adjustment, or entering into a settlement agreement, in each case as more fully described in Section 6.7 of the Operating Agreement, or (z) making any tax election. If PICO’s True-Up Amount (as defined in the Operating Agreement) is positive for the year ended December 31, 2016, PICO shall, within 10 days of the filing by UCP, LLC of its annual federal income tax return, deliver to UCP, LLC, the amount of the positive True-Up Amount. Within 10 days following the filing by UCP, LLC of its federal income tax return for the partial year ending on the date of the Effective Time, if the True-Up Amount for such partial year is positive, PICO shall pay to UCP, LLC an amount equal to PICO’s positive True-Up Amount for such partial year. The Parties agree that any gain realized in connection with the exchange of PICO Membership Interests for shares of Company Common Stock will not be treated as income of UCP, LLC for purposes of Tax Distributions. The obligations in this Section 2(c) shall survive any liquidation or dissolution of UCP, LLC.

3.    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby jointly and severally represents and warrants to PICO as follows:

(a)    Organization; Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, and to perform and comply with each of its obligations under this Agreement. The execution and delivery by each of Parent and Merger Sub of this Agreement, and the performance and compliance by Parent and Merger Sub with its obligations herein, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.    Representations and Warranties of PICO. PICO hereby represents and warrants to Parent and Merger Sub as follows:

(a)    Organization; Authority. PICO is duly organized, validly existing and in good standing under the Laws of the State of California. PICO has full power and authority to execute and deliver this Agreement, and to perform and comply with each of its obligations under this Agreement. The execution and delivery by PICO of this Agreement, and the performance and compliance by PICO with each of its obligations herein, have been duly authorized by all necessary corporate action on the part of PICO. PICO has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of PICO, enforceable against PICO in accordance with its terms, except as may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)    Consents and Approvals; No Violations. No Consents or Filings with, any Governmental Entity or third party are necessary for the performance by PICO of its obligations under this Agreement, except for filings required under the Exchange Act with respect to PICO’s beneficial ownership of PICO Shares. Neither the execution and delivery of this Agreement by PICO, nor the performance by PICO with its obligations under this Agreement, will (i) conflict with or violate any provision of the organizational documents of PICO or (ii) (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to PICO or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, PICO or any of its Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which PICO or any of its Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) of this Section 4(b), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by PICO of any of its obligations under this Agreement.

(c)    Ownership of Shares. PICO owns, beneficially, and is the record holder of, all of the PICO Shares. PICO owns all of the PICO Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than (i) as set forth in the Related Party Agreements or (ii) proxies and restrictions in favor of Parent and Merger Sub expressly arising pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and/or the “blue sky” Laws of the various states of the United States). Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub expressly arising pursuant to this Agreement, except as described in a Schedule 13D or Schedule 13G filed with the SEC prior to the date hereof (which filing is true and complete), and (i) other than as set forth in the Related Party Agreements and (ii) except for such transfer restrictions of general applicability as may be provided under the Securities Act and/or the “blue sky” Laws of the various states of the United States, PICO has sole voting power and sole power of disposition with respect to all PICO Shares, with no restrictions on PICO’s rights of voting or disposition pertaining thereto and no Person other than PICO has any right to direct or approve the voting or disposition of any PICO Shares. As of the date hereof, except as disclosed in the Company SEC Documents, PICO does not own, beneficially or of record, any securities of the Company other than the PICO Shares.

(d)    Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of PICO, threatened against or affecting, PICO or any of the PICO Shares that could reasonably be expected to impair the ability of PICO to perform fully its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)    Opportunity to Review; Reliance. PICO has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. PICO understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon PICO’s execution, delivery and performance of this Agreement.

(f)    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of PICO.

5.    Termination. This Agreement shall terminate automatically, without any further action of the parties hereto on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms (including in accordance with Section 8.01(h) of the Merger Agreement), and (b) the Effective Time. Notwithstanding the foregoing, (A) nothing herein shall relieve any party from liability for its breach of any of the provisions this Agreement, (B) if the Merger is consummated, the provisions of Sections 1(j), 1(k) and 2 hereof shall survive and continue in force and effect from and after the Effective Time for the periods set forth in such Sections, and (C) the provisions of this Section 5 and Section 6 hereof shall survive the termination of this Agreement. Without limiting the generality of this Section 5, if a Company Recommendation Change is made by the Company Board in response to an Intervening Event (to the extent permitted by and in accordance with Section 5.02(e) of the Merger Agreement) and in respect of such Company Recommendation Change Parent does not exercise its unilateral right to terminate the Merger Agreement in accordance with Section 8.01(d) of the Merger Agreement, PICO’s voting agreement and obligations under Section 1(a)(ii)(a) of this Agreement and the Proxy granted by Peak pursuant to Section 1(b) of this Agreement shall no longer be in respect of all Shares then owned by Peak, but in lieu and stead thereof, Peak’s voting agreement and obligations under Section 1(a)(ii)(a) of this Agreement and the Proxy granted by Peak pursuant to Section 1(b) of this Agreement shall be in respect of that number of Shares owned by Peak as shall equal 28% of the aggregate voting power attributable to all outstanding shares of Company Capital Stock.

6.    Miscellaneous.

(a)    Additional Shares. Until the termination of this Agreement in accordance with its terms, PICO shall promptly notify Parent of the number of additional shares of Company Capital Stock, if any, as to which PICO acquires record or beneficial ownership after the date hereof. Any such shares as to which PICO acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be PICO Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, reclassification, subdivision, recapitalization, stock dividend or other change in the capital structure of the Company affecting the Company Capital Stock, the number of shares of Company Capital Stock constituting PICO Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of the Company issued to PICO in connection therewith.

(b)    PICO Acting in its Stockholder Capacity Only. The parties acknowledge and agree that this Agreement is entered into by PICO solely in its capacity as beneficial owner and record holder of the PICO Shares and that nothing in this Agreement is intended to or shall, to the extent that PICO has designees or nominees that serve as directors of the Company, in any way affect or limit the ability of any such director of the Company to act in his or her capacity as a director of the Company.

(c)    Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(d)    Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(f)    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (i) Merger Sub may assign its rights and interests hereunder to Parent or to any wholly-owned subsidiary of Parent if such assignment would not cause a delay in the consummation of any of the Transactions, provided that no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations, and (ii) PICO may assign its rights and interests hereunder by operation of law to a successor Delaware corporation in connection with PICO’s proposed reincorporation in the State of Delaware, if such reincorporation is approved by the requisite stockholder vote at PICO’s 2017 Annual Meeting of Shareholders. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(g)    Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (i) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto, or (ii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(h)    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and public policy in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i)    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(j)    Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(k)    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, CO 80111

Attention:	Dale Francescon (Co-Chief Executive Officer)
David Messenger (Chief Financial Officer)

Fax: 303-770-8320

Email:	DaleF@centurycommunities.com; and
DaveM@centurycommunities.com

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, CA 90067

Attention: Mark J. Kelson, Esq.

Fax: 310-586-0556

Email: kelsonm@gtlaw.com

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, NY 10116

Attention: Clifford E. Neimeth, Esq.

Fax: 212-805-9383

Email: neimethc@gtlaw.com

if to PICO, to:

PICO Holdings, Inc.

7979 Ivanhoe Avenue, Suite 300

La Jolla, CA 92037

Attention: Chief Executive Officer

Fax: 858-652-4131

Email: mwebb@picoholdings.com

with copies (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Jason L. Kent, Esq.

Fax: 858-550-6420

Email: jkent@cooley.com

or such other address, fax number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(l)    Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement shall be governed by, and construed in accordance with, the internal procedural and substantive Laws of the State of Delaware, without regard to the choice of law rules thereof.

(ii)    All actions and proceedings arising out of or relating to this Agreement shall be exclusively heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(iii)    Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iv)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek and obtain and injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

(m)    Company Acknowledgement and Agreements. The Company hereby represents to Parent that (i) this Agreement and the transactions contemplated hereby have been approved by all requisite corporate and other action of the Company and the Company Board for purposes of Article XII of the Company Charter, and (ii) all such other corporate action has been taken to render inapplicable to Parent, Merger Sub, PICO, the Merger Agreement, this Agreement, the Merger and each of the other

Transactions, the provisions of any Anti-Takeover Law. The Company Board (or other appropriate authorized officials of the Company) have notified the Company’s transfer agent as to the provisions of Section 1(e) hereof and have instructed the Company’s transfer agent, in writing, not to honor, record, give effect to or respect any Transfer of PICO Shares in violation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
	Name:	Dale Francescon
	Title:	Chairman of the Board and Co-Chief Executive Officer

CASA ACQUISITION CORP.

By:	/s/ Dale Francescon
	Name:	Dale Francescon
	Title:	President

PICO Holdings, Inc.

By:	/s/ Max Webb
	Name:	Max Webb
	Title:	CEO & President

Solely, for the purpose of Sections 1(g) and 6(m) of this Agreement,

UCP, Inc.

By:	/s/ Dustin L. Bogue
	Name:	Dustin L. Bogue
	Title:	President & CEO

Solely, for the purpose of Section 1(g) of this Agreement,

UCP, LLC

By:	UCP, Inc., its Managing Member

By:	/s/ Dustin L. Bogue
	Name:	Dustin L. Bogue
	Title:	President & CEO